Exhibit 1

News

Brad Allen
Imation Corp.
651.704.5818
bdallen@imation.com

Imation Board Elects Bruce Henderson as Chairman

Replaces Retiring Chairman William Monahan

OAKDALE, Minn. (June 1, 2004) — The board of directors of Imation Corp. (NYSE:IMN) today announced that it has appointed Bruce A. Henderson as a Class III board member and as Chairman of the Board, for a term to expire at the Annual Meeting of Shareholders in 2005. Henderson, who was named to the post of chief executive officer two weeks ago, replaces retiring chairman and CEO William Monahan.

About Imation Corp.

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. With one of the broadest product lines in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, Imation serves customers in more than 100 countries, in both business and consumer markets. Revenues in 2003 were $1.16 billion. Currently, 60 percent of total sales are from outside the U.S. With more than 300 scientists and over 330 U.S. patents, Imation continues to pioneer today’s proven magnetic and optical media technologies. Imation employs approximately 2,800 people worldwide. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.